Exhibit 99.1

EVERI REPORTS 2015 THIRD QUARTER REVENUE
OF $208.7 MILLION AND ADJUSTED EBITDA OF $51.5 MILLION

Reiterates Outlook for Fiscal 2015 Adjusted EBITDA of $200 Million - $205 Million

Las Vegas, NV — November 3, 2015 — Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported its financial results for the three months ended September 30, 2015.  As Everi completed the acquisition of Multimedia Games Holding Company, Inc. (“Multimedia”) by way of a merger in December 2014, the three months ended September 30, 2015, referenced below include a full quarter of operating results.  Everi today also reiterated its outook for 2015 full year adjusted EBITDA of between $200 million and $205 million.

Everi management will host a conference call and webcast today at 5:00 p.m. ET.  During the call, management will review several slides that are available as an exhibit to the Current Report on Form 8-K filed today with the Securities and Exchange Commission as well as at www.everi.com (select “Investors” followed by “Events & Presentations” and “Presentations”).  Additional details for this afternoon’s call and webcast are below.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	September 30, 2015	September 30, 2014
	(in millions, except per share amounts)

Revenue	$208.7	$145.5

Operating income (1)	$14.7	$10.8

Net (loss) income (1)	$(6.1)	$5.7

Net (loss) income per diluted share (1)	$(0.09)	$0.09

Diluted shares outstanding	65.9	66.7

Adjusted EBITDA (2)	$51.5	$19.1

Cash earnings (3)	$15.4	$15.0

Cash earnings per share (“Cash EPS”) (4)	$0.23	$0.23

(1)         Operating income, net (loss) income and net (loss) income per diluted share included $0.3 million and $1.0 million of acquisition expenses and other merger related costs for the quarters ended September 30, 2015 and 2014, respectively.

(2)         Adjusted EBITDA is defined as operating income plus depreciation and amortization, non-cash stock compensation, accretion of contract rights, acquisition expenses, other merger related costs and purchase accounting adjustments.

(3)         Cash Earnings is defined as net (loss) income plus non-cash stock compensation, deferred income tax (benefit)/expense, amortization, accretion of contract rights, acquisition expenses, other merger related costs, purchase accounting adjustments and loss on extinguishment of debt.

(4)         Cash Earnings per Share (“Cash EPS”) is defined as Cash Earnings divided by the weighted average number of diluted shares of common stock outstanding.

Ram V. Chary, President and Chief Executive Officer of Everi, commented, “Our third quarter results highlight the consistent growth we are now achieving in both our Games and Payments businesses, which on a combined pro forma basis resulted in a year-over-year increase in revenue and Adjusted EBITDA of approximately 7% and 9%, respectively. We achieved our third consecutive quarter of record gaming operations revenue.  In addition, our Payments segment continues to generate growth driven primarily by an increase in ATM transactions and record demand for our integrated kiosks.”

Mr. Chary concluded, “We have already secured new customer agreements that are directly related to our ability to leverage existing relationships to cross sell Games and Payments solutions, and we are expanding the scope of our Games business through entry into new markets.  Our accelerated investments in game content and development is positioning us to grow our market share and yield greater returns beginning in 2017.”

Reiterates 2015 Adjusted EBITDA Outlook

The Company today reaffirmed its outlook for 2015 Adjusted EBITDA of between $200 million and $205 million, including the following fourth quarter and full-year key assumptions:

•                  Double-digit revenue growth in the Games segment for the fourth quarter;

•                  Payments segment revenue in the fourth quarter will be in line with the year-ago quarter;

•                  Full year operating expenses are expected to include approximately $2 million in rebranding costs, $2 million in patent defense costs and $5 million in additional game development investments;

•                  Full year capital expenditures are expected to be approximately $70 million, excluding approximately $4 million for the recent acquisition of certain ATM portfolios;

•                  Full year depreciation and amortization expense is now expected to be between $126 million and $130 million compared to the earlier expectation of between $130 million and $135 million.  This estimate could be impacted by the Company’s final allocation of the Multimedia purchase price to certain depreciable and amortizable assets, as well as non-amortizable goodwill; and,

•                  Full year interest expense of approximately $93 million, exclusive of amortization of debt issuance costs and note discounts.

Randy L. Taylor, Executive Vice President and Chief Financial Officer, added, “We continue to execute on our comprehensive integration plans related to our acquisition and as a result achieved significant cost reductions.  Through the end of the 2015 third quarter, we have realized run rate synergies of approximately $23 million and remain on track to achieve our targeted annual cost synergy run rate goal of $24 million by calendar year-end.  Reflecting our year to date adjusted EBITDA performance, which is up more than 7% on a pro-forma basis compared to the prior year period, and our outlook for the fourth quarter, we remain on track to generate full year Adjusted EBITDA of between $200 million and $205 million.  Looking ahead, the strength of our business model provides Everi with the financial flexibility to simultaneously invest in opportunities that target profitable revenue growth and to deploy free cash flow to reduce debt.”

Third Quarter 2015 Results Overview

Revenues increased $63.3 million, or 43%, to $208.7 million in the third quarter of 2015 compared to the same period last year.  Revenues included $54.0 million from the Games segment and a 6% year-over-year increase in the Payments segment to $154.8 million.  Operating income was $14.7 million for the third quarter of 2015 compared to $10.8 million for the same period last year.  Operating income included $0.3 million and $1.0 million of acquisition expenses and other merger related costs for the quarters ended September 30, 2015, and 2014, respectively.  Adjusted EBITDA increased $32.4 million, or 170%, to $51.5 million for the third quarter of 2015 compared to $19.1 million for the same period last year.  Adjusted EBITDA for the three months ended September 30, 2015, was comprised of $32.2 million and $19.3 million from the Games and Payments segments, respectively.

Everi recorded a loss from operations before income tax provision of $10.1 million for the third quarter of 2015 compared to income from operations of $8.8 million for the same period last year. Diluted loss per share from continuing operations was $(0.09) for the third quarter of 2015 compared to diluted earnings per share from continuing operations of $0.09 for the same period last year.  Cash EPS was $0.23 for both the third quarter of 2015 and 2014.

Games Segment Full Quarter Comparative Results (unaudited)

The information set forth in the table below presents stand-alone historical data for Everi’s Games business for the three months ended September 30, 2015, and from Multimedia’s historical financial statements for the three months ended September 30, 2014.  The information set forth in the table below should be read in conjunction with the historical financial statements of Multimedia that are incorporated by reference in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015.

	Three Months Ended	Three Months Ended
	September 30, 2015	September 30, 2014
	(in millions, except unit amounts and prices)

Revenue	$54.0	$50.5

Operating income	$2.4	$6.9

Adjusted EBITDA (1)	$32.2	$28.2

Units sold	587	612

Average sales price (ASP)	$15,516	$16,897

Domestic participation installed units:(2)
Average	13,167	13,252
Quarter end	13,148	13,329
Premium participation units at quarter end	1,611	1,399
Approximate daily win per unit	$28.96	$28.03

(1)         Adjusted EBITDA is defined as operating income plus depreciation and amortization, non-cash stock compensation, accretion of contract rights, acquisition expenses, other merger related costs and purchase accounting adjustments.

(2)         The quarter-end installed base and the average installed base for the three month period ended September 30, 2015 reflect the reinstallation of 123 units at a customer’s facility in Oklahoma that were temporarily removed during a renovation.  The units were initially removed from the installed base in October 2014.

2015 Third Quarter Games Segment Highlights Include:

•                  Overall segment revenues increased approximately 7% to $54.0 million for the third quarter of 2015 compared to $50.5 million in the prior-year period.  Revenues from gaming operations increased 10% year over year to a quarterly record $43.2 million, from $39.3 million for the prior-year period. Third quarter 2015 revenue included $3.0 million related to the Company’s National TournEvent of Champions event with the associated costs included in cost of revenues.  In 2014, Multimedia recorded revenue, net of costs, of $0.7 million related to the National TournEvent of Champions.

•                  The installed base at the end of the 2015 third quarter decreased 181 units compared to the prior year period.  The installed base at the end of the 2015 third quarter included the reinstallation of 123 units that were temporarily removed at a customer’s facility in Oklahoma in the fourth quarter of 2014 to accommodate a renovation at the facility.

•                  The installed base of premium participation games increased by 212 units year over year to 1,611 units.

•                  The estimated daily win per unit of the installed base increased $0.93 over the prior-year period to $28.96.

•                  Revenue from the New York Lottery business was $4.5 million in the third quarter of 2015 and 2014.

•                  Revenue from electronic game sales decreased $0.4 million, or 4%, year over year to $10.8 million in the third quarter of 2015.  The Company sold 587 units in the third quarter of 2015 compared to 612 units in the third quarter of 2014.

•                  Sales of Everi’s premium-priced TournEvent slot tournament solution comprised 11% of total units sold in the third quarter of 2015 compared to 23% of units sold in the prior-year period.  The lower mix of TournEvent units in the overall 2015 third quarter unit sales impacted the Company’s ASP in the 2015 third quarter.

•                  Gross margin on unit sales of 45.5% included a higher absorption rate of direct and indirect costs and a lower mix of higher-margin TournEvent sales.  Overall gross margin was also impacted by $3.0 million of costs associated with the National TournEvent of Champions.

•                  Operating expenses reflected a gain of approximately $4.0 million from the sale of PokerTek assets which closed in the quarter ended September 30, 2015.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	September 30, 2015	September 30, 2014
	(in millions, unless otherwise noted)

Revenue	$154.8	$145.5

Operating income (1)	$12.3	$10.8

Adjusted EBITDA (2)	$19.3	$19.1

Aggregate dollar amount processed (in billions):
Cash advance	$1.3	$1.2
ATM	$3.4	$3.2
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.3	2.2
ATM	17.1	16.2
Check warranty	0.9	0.9

(1)         Operating income included $0.1 million and $1.0 million of acquisition expenses and other merger related costs for the quarters ended September 30, 2015 and 2014, respectively.

(2)         Adjusted EBITDA is defined as operating income plus depreciation and amortization, non-cash compensation, accretion of contract rights, acquisition expenses and other merger related costs.

2015 Third Quarter Payments Segment Highlights Include:

•                  Overall segment revenues increased approximately 6% to $154.8 million in the third quarter of 2015 compared to $145.5 million in the prior-year period.

•                  Cash Advance revenues increased 3% to $59.4 million compared to $57.5 million in the prior-year quarter, primarily due to higher dollar volume.

•                  ATM revenues increased 8% year over year to $75.5 million from $70.2 million in the prior-year quarter primarily due to higher transaction volume, higher average surcharge rate and new business.

•                  Other revenues increased 23%, or $2.9 million, year over year to $15.1 million. The increase in other revenues primarily reflects a $3.1 million year-over-year increase in revenue related to kiosk sales and service.

•                  Adjusted EBITDA margin for the Payments segment was 12.4% for the quarter ended September 30, 2015, compared to 13.1% in the same period in 2014.  Excluding the patent defense costs noted above, 2015 Adjusted EBITDA margin for the Payments segment would have been approximately 12.9%.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its third quarter 2015 results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (800) 289-0544 or for international callers by dialing (913) 312-0382.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 4203465.  The replay will be available until November 10, 2015. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Cash Earnings and Cash EPS on a supplemental basis. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, acquisition expenses, other merger related costs and purchase accounting adjustments less a benefit from one-time legal settlement proceeds; Adjusted EBITDA Margin as adjusted EBITDA divided by revenue; Cash Earnings as net income plus non-cash stock compensation, deferred income tax, amortization, accretion of contract rights, loss on extinguishment of debt, acquisition expenses, other merger related costs and purchase accounting adjustments less a benefit from one-time legal settlement proceeds; and Cash EPS as Cash Earnings divided by our diluted weighted average number of shares of common stock outstanding. We present Adjusted EBITDA and Cash EPS as we use this information to manage our business and consider these measures to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that include performance metrics substantially similar to Adjusted EBITDA. Reconciliations between United States Generally Accepted Accounting Principles (“GAAP”) measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release. Adjusted EBITDA, Cash Earnings and Cash EPS are not measures of financial performance under GAAP. Accordingly, they should not be considered in isolation or as a substitute for, and should be read in conjunction with, our net income, operating income, basic or diluted earnings per share or cash flow data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding greater returns in 2017, our targeted annual cost synergy run rate, our guidance relating to 2015 Adjusted EBITDA, including revenue growth in the Games and Payments segments, and our anticipated levels of capital expenditures, depreciation and amortization, and interest expense. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those projected or assumed, including, but not limited to, the risks identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our Annual Report on Form 10-K for the fiscal year ended

December 31, 2014 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, as applicable, and the other risks identified from time to time in our other press releases, reports and filings with the SEC. If any of these projections or assumptions prove to be incorrect, the results contemplated by the forward-looking statements regarding our future results of operations are unlikely to be realized.

These cautionary statements qualify our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10-K and on Form 10-Q and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. Everi Games provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. Everi Payments provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except earnings per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$208,746	$145,481	$622,583	$440,998
Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	129,817	108,568	384,062	331,181
Operating expenses	26,295	20,934	68,982	62,233
Research and Development	5,463	—	15,369	—
Depreciation	10,943	1,856	32,037	5,702
Amortization	21,512	3,352	62,941	8,476
Total costs and expenses	194,030	134,710	563,391	407,592
Operating income	14,716	10,771	59,192	33,406
Other expenses
Interest expense, net of interest income	24,696	1,996	75,309	5,625
Loss on extinguishment of debt	87	—	13,063	—
Total other expenses	24,783	1,996	88,372	5,625
(Loss) income from operations before tax	(10,067)	8,775	(29,180)	27,781
Income tax (benefit) provision	(3,957)	3,099	(10,798)	9,892
Net (loss) income	(6,110)	5,676	(18,382)	17,889
Foreign currency translation	1,292	(839)	(850)	(457)
Comprehensive (loss) income	$(4,818)	$4,837	$(19,232)	$17,432
(Loss) earnings per share
Basic	$(0.09)	$0.09	$(0.28)	$0.27
Diluted	$(0.09)	$0.09	$(0.28)	$0.27
Weighted average common shares outstanding
Basic	65,941	65,589	65,804	65,853
Diluted	65,941	66,747	65,804	67,051

EVERI HOLDINGS INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET INFORMATION

(In thousands, except par value amounts)

	At September 30,	At December 31,
	2015	2014

Cash and cash equivalents	$111,473	$89,095
Settlement receivables	25,482	43,288
Settlement liabilities	(106,579)	(119,157)

Net available cash	$30,376	$13,226

Current portion of long-term debt	$10,000	$10,000
Long-term debt, less current portion	1,155,542	1,178,787

Total debt	$1,165,542	$1,188,787

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF OPERATING INCOME TO EBITDA AND ADJUSTED EBITDA

	Three months ended September 30,			Three months ended September 30,
	2015			2014
	Games	Payments	Total	Multimedia(1)	GCA(1)	Total(2)

Operating income	$2,368	$12,349	$14,717	$7,088	$10,771	$17,859
Plus: depreciation and amortization	27,364	5,091	32,455	11,014	5,208	16,222

EBITDA	$29,732	$17,440	$47,172	$18,102	$15,979	$34,081

Non-cash stock compensation expense	423	1,712	2,135	1,308	2,124	3,432
Accretion of contract rights	1,914	—	1,914	2,211	—	2,211
Acquisition and other costs related to mergers and purchase accounting adjustments	138	113	251	6,613	953	7,566

Adjusted EBITDA	$32,207	$19,265	$51,472	$28,234	$19,056	$47,290

	Nine months ended September 30,			Nine months ended September 30,
	2015			2014
	Games	Payments	Total	Multimedia(1)	GCA(1)	Total(2)

Operating income	$7,180	$52,012	$59,192	$37,043	$33,406	$70,449
Plus: depreciation and amortization	80,491	14,487	94,978	32,952	14,178	47,130

EBITDA	$87,671	$66,499	$154,170	$69,995	$47,584	$117,579

Non-cash stock compensation expense	944	5,144	6,088	4,605	7,533	12,138
Accretion of contract rights	6,006	—	6,006	6,943	—	6,943
Acquisition and other costs related to mergers and purchase accounting adjustments	1,640	1,029	2,669	6,613	953	7,566
Legal settlement proceeds	—	(14,440)	(14,440)	—	—	—

Adjusted EBITDA	$96,261	$58,232	$154,493	$88,156	$56,070	$144,226

Note:

(1)         Entities have been separately defined as the included period is prior to the merger.

(2)         Pro forma to include the previously reported results of Multimedia for the September 30, 2014 period.

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO CASH EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Reconciliation of net (loss) income to cash earnings (amounts in thousands, except earnings per share amounts)
Net (loss) income	$(6,110)	$5,676	$(18,382)	$17,889
Non-cash stock compensation expense	2,135	2,124	6,088	7,533
Deferred income tax (benefit)/expense	(4,374)	2,943	(11,899)	8,554
Amortization	21,512	3,352	62,941	8,476
Accretion of contract rights	1,914	—	6,006	—
Acquisition and other costs related to the merger and purchase accounting adjustments	251	953	2,669	953
Legal settlement proceeds	—	—	(14,440)	—
Loss on extinguishment of debt	87	—	13,063	—

Cash earnings	$15,415	$15,048	$46,046	$43,405

Diluted weighted average number of common shares outstanding	65,941	66,747	65,804	67,051

Diluted cash earnings per share (“Cash EPS”)	$0.23	$0.23	$0.70	$0.65

EVERI HOLDINGS INC. AND SUBSIDIARIES

RECONCILIATION OF PROJECTED OPERATING INCOME TO PROJECTED EBITDA

AND PROJECTED ADJUSTED EBITDA

FOR THE YEAR ENDING DECEMBER 31, 2015

	2015 Guidance Range(1)
	Low	High

Reconciliation of projected operating income to projected EBITDA and projected Adjusted EBITDA
Projected operating income	$68,400	$73,400
Plus: projected depreciation and projected amortization	128,000	128,000

Projected EBITDA	$196,400	$201,400

Projected equity compensation expense	9,000	9,000
Projected accretion of contract rights	9,000	9,000
Projected non-recurring litigation settlement	(14,400)	(14,400)

Projected Adjusted EBITDA	$200,000	$205,000

Note:

(1)         All figures presented are projected estimates for the year ending December 31, 2015.